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                                                                    EXHIBIT 99.1
                                    [LOGO]
                            HOMESTORE.COM, INC.(TM)

              HOMESTORE PROVIDES ADDITIONAL INFORMATION TO NASDAQ

WESTLAKE VILLAGE, Calif.--February 21, 2002--Homestore (NASDAQ:HOMS) today provided additional information on its pending financial restatements to Nasdaq. On February 13, 2002, the company announced that it would restate its financial results for the year ended December 31, 2000. Based on the results of the inquiry to date, the company has determined that its restated results will reduce its total revenue in the year ended December 31, 2000, by approximately $39 million to $45 million.

The company also announced that it has narrowed the range of on-line advertising revenue subject to restatement for the first three quarters of 2001. On January 2, 2002 the company announced that its on-line advertising revenue for the first three quarters of 2001 was overstated by $54 million to $95 million and that its Audit Committee's internal inquiry could result in additional restatements. The company has determined that on-line advertising revenue for the period was overstated by approximately $76 million to $82 million, and that non-advertising revenue for the period was overstated by approximately $28 million to $31 million. Approximately $7 million to $23 million of this non-advertising revenue, consisting principally of software and services, will be recorded as deferred revenue at September 30, 2001 and may be recognized as revenue in future periods. The company determined it had not met all of the conditions required to recognize this revenue in the first three quarters of 2001.

On December 21, 2001, the company announced that the Audit Committee of its Board of Directors had voluntarily begun an inquiry into certain of the company's historical accounting practices. The company is firmly committed to completing a thorough inquiry of these matters and expects to complete the inquiry and file restated financial statements by mid-March 2002. Investors should not rely on the company's previously filed reports on Forms 10-Q for the first three quarters of 2001, the previously filed report on Form 10-K for the year ended December 31, 2000, or the financial statements contained therein.

ABOUT HOMESTORE
Homestore (Nasdaq:HOMS) is the leading supplier of online media and technology to the real estate industry. The company operates the #1 network of home and real estate Web sites including flagship site REALTOR.com(R), the official Web site of the National Association of REALTORS(R); Homebuilder.com(TM), the official new homes site of the National Association of Home Builders:
Homestore.com(TM) Apartments & Rentals; and Homestore.com(TM), a home information resource.


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CAUTION REGARDING FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Actual results may vary materially from those indicated in the forward-looking statements.

The statements relating to anticipated restatements of financial results are based on the company's current expectations and are subject to uncertainty and the completion of the inquiry currently being conducted by the audit committee. Actual results may differ materially from these expectations. The company may determine to restate additional amounts that could have a further material adverse impact on the company's reported financial results. Shareholder litigation has been filed against the company concerning these matters.

The company has released additional material information since the Nasdaq National Market halted trading in the stock on February 13, 2002. Therefore, when trading resumes, our stock price may experience large and rapid fluctuations.

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Financial and Media contact:
DeLise Keim
(805) 557-2599
delise.keim@homestore.com